UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 15, 2007

The St. Joe Company
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	1-10466	59-0432511
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

245 Riverside Avenue, Suite 500, Jacksonville, Florida		32202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	904-301-4200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

In August 2006, the Company announced a reorganization of its operational structure and a workforce reduction designed to reduce operating expenses. See the Company's Current Report on Form 8-K filed on August 16, 2006. As the Company implemented its new organizational structure and continued to formulate its long-term plans, management realized that there were additional opportunities for increasing operating efficiencies in the Company's workforce. Accordingly, management decided to make an additional workforce reduction, which was communicated to affected employees on January 15 and 16, 2007. Approximately 5% of the Company's employees were terminated in connection with this plan.

The Company believes that this action will help to further reduce the Company's overhead expenses over the long term. In the near term, the Company expects to take a charge to earnings of approximately $2.5 million as a result of the terminations. Of the total charge, approximately $2.4 million is expected to be incurred in the first quarter of 2007. The charges incurred will be primarily one-time cash termination benefits to employees.

Additional information on the organizational changes described herein is set forth in the Company's press release dated January 16, 2007, a copy of which is filed as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1 Press Release dated January 16, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The St. Joe Company

January 16, 2007	By:	/s/ Michael N. Regan

Name: Michael N. Regan
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated January 16, 2007